Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Textainer Group Holdings Limited:

We consent to the use in the Registration Statement on Form F-3 dated March 14, 2018 of Textainer Group Holdings Limited and subsidiaries of our reports dated March 14, 2018, with respect to the consolidated balance sheets of Textainer Group Holdings Limited and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules I to II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

March 14, 2018